Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

1.

A special meeting of shareholders of ING Variable Insurance Trust was held on April 22, 2013 to elect 13 nominees to the Board of Trustees of ING Variable Insurance Trust.

	For All	Withold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	6,170,025.000	942,678.000	0.000	0.000	7,112,703.000
John V. Boyer	6,170,212.000	942,491.000	0.000	0.000	7,112,703.000
Patricia W. Chadwick	6,308,549.000	804,154.000	0.000	0.000	7,112,703.000
Albert E. DePrince, Jr.	6,308,736.000	803,967.000	0.000	0.000	7,112,703.000
Peter S. Drotch	6,308,736.000	803,967.000	0.000	0.000	7,112,703.000
J. Michael Earley	6,308,736.000	803,967.000	0.000	0.000	7,112,703.000
Martin J. Gavin	6,308,549.000	804,154.000	0.000	0.000	7,112,703.000
Russell H. Jones	6,308,736.000	803,967.000	0.000	0.000	7,112,703.000
Patrick W. Kenny	6,308,549.000	804,154.000	0.000	0.000	7,112,703.000
Shaun P. Mathews	6,308,736.000	803,967.000	0.000	0.000	7,112,703.000
Joseph E. Obermeyer	6,308,549.000	804,154.000	0.000	0.000	7,112,703.000
Sheryl K. Pressler	6,165,804.000	946,899.000	0.000	0.000	7,112,703.000
Roger B. Vincent	6,308,549.000	804,154.000	0.000	0.000	7,112,703.000

The proposal passed.

2.

Special meetings of shareholders of ING GET U.S. Core Portfolio – Series 12, ING GET U.S. Core Portfolio – Series 13, and ING GET U.S. Core Portfolio – Series 14 were held on April 22, 2013, respectively to: 1) approve a new investment advisory agreement for the Portfolios with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; 2) approve a new investment sub-advisory agreement for the Portfolios between ING Investments, LLC and ING Investment Management Co. LLC prompted by the IPO, and to approve, under certain circumstances, any future sub-advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; and 3) approve a modification to the current manager-of-managers policy to permit ING Investments, LLC, subject to prior approval by the Board, to enter into and materially amend agreements with wholly-owned sub-advisers without obtaining the approval of the Portfolios’ shareholders.

	Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING GET U.S. Core Portfolio – Series 12	1	1,104,765.000	65,262.000	56,339.000	0.000	1,226,366.000
	2	1,104,765.000	65,262.000	56,339.000	0.000	1,226,366.000
	3	1,168,527.667	43,058.667	14,779.666	0.000	1,226,366.000
*The proposals passed.
	Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING GET U.S. Core Portfolio – Series 13	1	1,378,729.000	49,998.000	187,648.000	0.000	1,616,375.000
	2	1,261,700.000	49,998.000	304,677.000	0.000	1,616,375.000
	3	1,362,862.000	49,998.000	203,515.000	0.000	1,616,375.000
*The proposals passed.
	Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
ING GET U.S. Core Portfolio – Series 14	1	2,395,946.000	736,459.000	263,849.000	0.000	3,396,254.000
	2	2,457,353.000	832,957.000	105,944.000	0.000	3,396,254.000
	3	2,379,297.334	851,879.333	165,077.333	0.000	3,396,254.000
*The proposals passed.